EXHIBIT 23.1

 Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Claims Evaluation, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-39071 and No. 333-136319) on Form S-8 of American Claims Evaluation, Inc. of our report dated June 18, 2007 on the consolidated balance sheets of American Claims Evaluation, Inc. and Subsidiary as of March 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in this March 31, 2007 Annual Report on Form 10-KSB of American Claims Evaluation, Inc.

/s/  J.H. Cohn LLP

Jericho, New York

June 25, 2007